FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Record Second Quarter 2013 Operating Results and $0.19 AFFO per Share, or $0.23 Normalized AFFO per Share

Completes $878 Million of Acquisitions at Average 7.6% Cap Rate

Increases Balance of 2013 Acquisition Guidance to $1.1 Billion at 8.0% Average Cap Rate

New York, New York, August 6, 2013 - American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced today its operating results for the three and six months ended June 30, 2013. Operating highlights are provided below. All per share results are reported on a fully diluted basis.

For the quarter ended June 30, 2013, revenues were $45.0 million, compared to $40.2 million in the first quarter of 2013, or a quarter-to-quarter increase of over 11.8%. Funds from operations and adjusted funds from operations totaled $13.6 million and $32.8 million for the second quarter of 2013, respectively, compared to $24.4 million and $30.7 million generated in the quarter ended March 31, 2013, respectively.

Second Quarter 2013 Operating Highlights (three months ended June 30, 2013)

•	Revenues: $45.0 million. Annualized revenues as of June 30, 2013 are $227.8 million.
•	Net operating income (excluding one-time merger and acquisition related costs and non-cash depreciation and amortization expenses): $37.9 million.
•	Core funds from operations: $28.8 million, or $0.17 per share (excluding one-time acquisition related costs).
•	Adjusted funds from operations: $32.8 million, or $0.19 per share.
•	Normalized AFFO per share: $0.23 per share (run rate to normalize timing of second quarter events).
•	Total dividends paid to common stockholders: $37.1 million, or $0.904 per share on an annualized basis ($0.910 per share on an annualized basis at June 30, 2013).
•	Dividend increase: Declared on May 28, 2013, an increase in annual dividend rate from $0.910 per share to $0.940 per share, contingent upon and effective with the earlier of the close of the ARCT IV merger and the CapLease merger (each described below).
•	Fully diluted weighted-average shares outstanding: 171.0 million.

Property Portfolio Highlights

•	Portfolio composition: 1,181 properties, 100% occupied (excluding one vacant property classified as held-for-sale), freestanding single-tenant properties comprised of 19.4 million square feet, occupied by 69.3% investment grade corporate tenants (attributing the rating of each parent company to its wholly owned subsidiary, as applicable) with a weighted average remaining lease term of 10 years.
•	2Q asset acquisitions: $878.3 million of properties acquired at an average capitalization rate of 7.6% (including expected contingent rental income).
•	Acquisitions subsequent to quarter end: 26 properties acquired for $25.3 million since July 1, 2013, at an average capitalization rate of 8.6%.
•	2H 2013 acquisition targets and pipeline: Target acquisitions for the balance of 2013 increased to $1.1 billion at an average capitalization rate of 8.0%, including approximately 150 properties with an aggregate purchase price of approximately $690 million under definitive purchase agreement.

Other Activity

•	CapLease merger: Announced on May 28, 2013 $2.2 billion acquisition of CapLease Inc. ("CapLease"), which is expected to close mid-September, with the CapLease special stockholder meeting scheduled for September 10, 2013.
•	ARCT IV merger: Announced on July 2, 2013 $3.1 billion acquisition of American Realty Capital Trust IV, Inc. ("ARCT IV"), expected to close mid- to late-September (respective special shareholder meetings have not yet been scheduled).
•	Equity offerings: Closed $900 million common and preferred stock private placements.
•	Debt offering: $310 million underwritten 3.00% convertible notes offering (closed July 29, 2013), including $10 million over-allotment option exercised (closed August 1, 2013).
•	Senior corporate credit facility: Upsized senior corporate credit facility by $250 million as of August 1, 2013, providing total financing capacity of up to $1.7 billion with additional “accordion” capacity, subject to certain conditions, of up to $2.5 billion.
•	Credit facility capacity: Credit facility balance as of June 30, 2013 consisted of $600 million term loan, providing $1.1 billion of capacity including new commitments.

“The second quarter of 2013 was about deliberate and predictable execution in all aspects of our business,” commented ARCP Chairman and CEO Nicholas S. Schorsch. “We made great strides in capital markets activities by closing a $900 million private placement, upsizing our senior secured credit facility to $1.7 billion of capacity as well as finalizing a $310 million convertible debt offering. This execution serves as the framework of building a long-term balance sheet as we continue to enhance ARCP's position as the leader in the net lease sector. Our strategic vision is furthered with the completion of the two pending mergers, a substantial and highly accretive acquisition pipeline and a growing team of seasoned real estate professionals as we look towards a future internalization event.”

“Our acquisition team continues to identify properties that meet our investment criteria, complement our existing holdings, and increase our portfolio diversification,” noted ARCP President Michael Weil. “Through a tremendous team effort, we reached our full year 2013 acquisition targets, excluding merger transactions, by June 30, 2013, and based on the identified pipeline, including nearly $690 million of properties currently under contract, we anticipate an additional $1.1 billion of organic accretive acquisitions by year end. Equally as important, we continue to be highly selective in what we acquire, and at the same time, expect to make such acquisitions at an average capitalization rate of approximately 8% in regard to second half 2013 acquisitions.”

“As in other areas of our business, execution this quarter in the capital markets arena resulted in meaningfully positive results for our shareholders,” remarked Brian D. Jones, Executive Vice President and Chief Operating Officer of ARCP.  “We demonstrated the sponsorship of our existing shareholder base with the $900 million private placement, and the successful $310 million underwritten convertible notes offering showed access to a variety of capital sources.  We also expect to expand significantly our sell-side research coverage from the lead underwriters in that offering.  Our bank lending partner group has broadened and deepened its support of our growth with additional commitments to our credit facility.  And, as we continue with the process of increasing our use of unsecured, long term, fixed rate debt, we are not only accessing yet another new capital source, but also engaging more formally with rating agencies in pursuit of an investment grade credit rating.”

“We are pleased to announce revised 2014 earnings guidance reflecting our progress to date with respect to utilizing fixed rate match funded debt financing, including $1.4 billion of five, seven and ten year fixed rate senior unsecured debt at an average interest rate of 4.10%, which also allows us to maintain $1.0 billion of unused capacity under our credit facility,” added Brian S. Block, Executive Vice President and Chief Financial Officer of ARCP. “We have greater visibility of the two pending mergers scheduled to close by the end of the third quarter and the capability of utilizing financing arrangements in-place at the time of acquisition that provide us with flexibility. Our current under leveraged balance sheet and ample credit facility availability afford us the option to fund these transactions without issuing additional common equity at this time, but rather to do so selectively at the appropriate stock price in order to fund future accretive organic acquisitions.”

2014 Guidance Update

As a result of increased 2013 acquisition volume and more favorable than expected pricing, visibility on pending mergers and advancement of plans to increase the duration and amount of fixed rate borrowing, ARCP has revised 2014 per share AFFO guidance to $1.14 to $1.18 per share.

2014 AFFO Guidance	Low	High
AFFO	$465.8M	$441.9M
Weighted average shares outstanding	407.9M	376.0M
AFFO per share	$1.14	$1.18
Year-end EBITDA run rate	$686.6M	$686.6M
Year-end Debt / EBITDA	6.9x	7.6x

The low- and high-end of this range reflect additional interest costs related to increased duration of fixed rate borrowings to match fund assets and liabilities, as previously discussed by the Company, the initial steps of which are already underway, and which includes $1.4 billion of 5-, 7-, and 10-year senior unsecured debt. Based on preliminary indications and prior experiences, ARCP estimates that cash consideration elections by ARCT IV shareholders will total approximately $160 million, or approximately 7.5% of total transaction consideration, significantly below the maximum 25% cash consideration offered. Estimated 2014 acquisitions total $1.0 billion, to be purchased at an 8.25% average capitalization rate, funded with 65% common equity and 35% fixed rate debt. The high-end of the range is achieved if approximately $500 million of fixed rate mortgage debt held by CapLease is assumed by ARCP rather than repaid with the proceeds from the sale of common equity and approximately $40 million of related defeasance costs are not incurred, which results in zero incremental equity issuance in connection with the CapLease transaction.

Property Portfolio

As of June 30, 2013, the Company owned 1,181 freestanding, single-tenant, 100% occupied net leased properties comprised of 19.4 million square feet (excluding one vacant property classified as held-for-sale). These properties are located in 48 states plus Puerto Rico and include 180 tenants, operating in 21 distinct industries.  The weighted average remaining primary lease term of the June 30, 2013 portfolio is 10 years and 69.3% of annualized rental income is from tenants with investment grade ratings as determined by a major credit rating agency (attributing the rating of each parent company to its wholly owned subsidiary, as applicable).

Second Quarter 2013 Conference Call Details

ARCP will be hosting its second quarter 2013 conference call and webcast on Tuesday, August 6, 2013 at 10:00 AM ET. Nicholas S. Schorsch, Chairman and Chief Executive Officer, and Brian S. Block, Executive Vice President and Chief Financial Officer, will conduct the call. Conference call details are as follows:

Live Conference Call and Webcast Details*

Domestic Dial-In Number: 1-888-317-6003

International Dial-In Number: 1-412-317-6061

Canada Dial-In Number: 1-866-284-3684

Conference ID: 2588195

Webcast: http://arcpreit.com/Q22013EarningsCall

*Participants should dial in 10-15 minutes early.

Conference Call Replay Details

Domestic Dial-In Number: 1-877-344-7529

International Dial-In Number: 1-412-317-0088

Conference ID: 10031297

Date Available: August 6, 2013 (one hour after the end of the conference call) to October 7, 2013 at 9:00 AM ET

Supplemental Information

Supplemental information on the Company's second quarter 2013 operations can be found in the Company's Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (SEC) on August 6, 2013. The supplemental information report is titled “Quarterly Supplemental Information: Second Quarter 2013.” Information in this report includes, in addition to other data: (1) Consolidated Balance Sheet and Income Statement Details; (2) Funds from Operations and Adjusted Funds from Operations details; (3) Dividend Summary; and (4) Portfolio Details.

Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations (FFO/Core FFO/AFFO)

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with U.S. GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Historical accounting for real estate involves the use of U.S. GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in U.S. GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. We also add back to net income deriving FFO certain costs associated with our Merger and other transactions as these expenses and transactions do not reflect our operations in the current period. However, FFO, core FFO and AFFO, as described below, should not be construed to be more relevant or accurate than the current U.S. GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under U.S. GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO, core FFO and AFFO measures and the adjustments to U.S. GAAP in calculating FFO, core FFO and AFFO.

We consider FFO, core FFO adjusted to exclude acquisition related costs and AFFO, adjusted to exclude certain other non-cash income or expense items, useful indicators of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

Additionally, we believe that core FFO and AFFO, by excluding acquisition-related fees and expenses, provides information consistent with management's analysis of the operating performance of the properties. By providing core FFO and AFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance. Further, we believe core FFO and AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies, including exchange-traded and non-traded REITs.

As a result, we believe that the use of FFO, core FFO and AFFO, together with the required U.S. GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

FFO, core FFO and AFFO are non-GAAP financial measures and do not represent net income as defined by U.S. GAAP. FFO, core FFO and AFFO do not represent cash flows from operations as defined by U.S. GAAP, are not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as alternatives to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance. Other REITs may not define FFO in accordance with the current NAREIT definition (as we do) or may interpret the current NAREIT definition differently than we do and/or calculate core FFO and AFFO differently than we do. Consequently, our presentation of FFO, core FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.

About the Company

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2011, focused on acquiring and owning single-tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding the Company and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements ARCP makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond our control, including other factors included in our reports filed with the SEC, particularly in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of ARCP's latest Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, each as filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. ARCP does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Anthony J. DeFazio	Brian S. Block, EVP & CFO
DDC Works	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

AMERICAN REALTY CAPITAL PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$504,562	$249,541
Buildings, fixtures and improvements	2,043,270	1,336,726
Acquired intangible lease assets	318,488	212,223
Total real estate investments, at cost	2,866,320	1,798,490
Less: accumulated depreciation and amortization	(108,765)	(56,110)
Total real estate investments, net	2,757,555	1,742,380
Cash and cash equivalents	10,958	156,873
Investment in direct financing leases, net	67,518	—
Other investments, at fair value	9,920	41,654
Derivatives, at fair value	10,161	—
Restricted cash	1,576	1,108
Prepaid expenses and other assets	14,626	7,416
Deferred costs, net	38,443	15,356
Assets held for sale	6,028	665
Total assets	$2,916,785	$1,965,452

LIABILITIES AND EQUITY
Mortgage notes payable	$269,918	$265,118
Senior secured revolving credit facility	—	124,604
Senior corporate credit facility	600,000	—
Convertible obligation to Series C Convertible Preferred stockholders	445,000	—
Contingent value rights obligation to preferred and common investors, at fair value	31,134	—
Derivatives, at fair value	1,186	3,830
Accounts payable and accrued expenses	12,060	9,459
Deferred rent and other liabilities	5,274	4,336
Distributions payable	1	9,946
Total liabilities	1,364,573	417,293

Convertible preferred stock, $0.01 par value, 100,000,000 shares authorized, 828,472 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	8	8
Common stock, $0.01 par value, 240,000,000 shares authorized, 184,893,886 and 179,167,112 issued and outstanding at June 30, 2013 and December 31, 2012, respectively	1,846	1,792
Additional paid-in capital	1,801,460	1,653,900
Accumulated other comprehensive income (loss)	8,919	(3,934)
Accumulated deficit	(379,502)	(120,072)
Total stockholders’ equity	1,432,731	1,531,694
Non-controlling interests	119,481	16,465
Total equity	1,552,212	1,548,159
Total liabilities and equity	$2,916,785	$1,965,452

AMERICAN REALTY CAPITAL PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Rental income	$43,130	$11,329	$81,379	$17,412
Operating expense reimbursements	1,830	101	3,652	258
Total revenues	44,960	11,430	85,031	17,670
Operating expenses:
Acquisition related	15,144	7,814	20,726	12,599
Merger and other transaction related	4,680	20	142,449	20
Property operating	2,465	288	4,869	580
General and administrative	1,125	502	2,432	1,027
Equity-based compensation	3,454	178	4,330	324
Depreciation and amortization	27,806	6,994	52,829	10,529
Operating fees to affiliates	—	—	—	212
Total operating expenses	54,674	15,796	227,635	25,291
Operating loss	(9,714)	(4,366)	(142,604)	(7,621)
Other income (expenses):
Interest expense	(11,238)	(2,686)	(17,454)	(4,142)
Unrealized loss on contingent value rights	(31,134)	—	(31,134)	—
Income from investment securities	—	—	218	—
Gain on sale of investment securities	—	—	451	—
Unrealized loss on derivative instruments	(40)	—	(45)	—
Other income (expenses)	91	62	126	67
Total other expenses, net	(42,321)	(2,624)	(47,838)	(4,075)
Loss from continuing operations	(52,035)	(6,990)	(190,442)	(11,696)
Net loss from continuing operations attributable to non-controlling interests	322	72	756	72
Net loss from continuing operations attributable to stockholders	(51,713)	(6,918)	(189,686)	(11,624)
Discontinued operations:
Net income (loss) from operations of held for sale properties	36	(84)	63	(97)
Gain (loss) on held for sale properties	—	(82)	14	(405)
Net income (loss) from discontinued operations	36	(166)	77	(502)
Net income (loss) from discontinued operations attributable to non-controlling interests	(2)	14	(4)	28
Net income (loss) from discontinued operations attributable to stockholders	34	(152)	73	(474)
Net loss	(51,999)	(7,156)	(190,365)	(12,198)
Net loss attributable to non-controlling interests	320	86	752	100
Net loss attributable to stockholders	$(51,679)	$(7,070)	$(189,613)	$(12,098)
Other comprehensive gain (loss):
Designated derivatives, fair value adjustments	14,017	(2,236)	12,840	(2,839)
Unrealized gain (loss) on investment securities, net	(80)	—	13	—
Comprehensive loss	$(37,742)	$(9,306)	$(176,760)	$(14,937)
Basic and diluted net loss per share from continuing operations attributable to common stockholders	$(0.32)	$(0.10)	$(1.20)	$(0.25)
Basic and diluted net loss per share attributable to common stockholders	$(0.32)	$(0.10)	$(1.20)	$(0.26)

Funds from Operations and Adjusted Funds from Operations Per Share

(In thousands, except share and per share data)

	Quarter Ended		Quarter Ended
	March 31, 2013	Per Share	June 30, 2013	Per Share
Net loss attributable to stockholders (in accordance with U.S. GAAP)	$(137,920)	$(0.89)	$(51,679)	$(0.30)
Merger and other transaction costs	137,769	0.89	4,680	0.03
(Gain) loss on held for sale properties	(14)	—	—	—
Gain on sale of investment securities	(451)	—	—	—
Loss on contingent valuation rights	—	—	31,134	0.01
Depreciation and amortization	25,109	0.16	27,806	0.16
FFO	24,407	0.16	13,611	0.08

Acquisition and transaction related costs	5,582	0.04	15,144	0.09
Core FFO	29,989	0.19	28,755	0.17

Amortization of above-market lease	63	—	63	—
Amortization of deferred financing costs	1,108	0.01	2,166	0.01
Straight-line rent	(1,370)	(0.01)	(1,605)	(0.01)
Non-cash equity compensation expense	876	0.01	3,454	0.02
AFFO	$30,666	$0.21	$32,833	$0.19

Weighted average shares - fully diluted (1)	154,322		171,012

(1)	Weighted average shares for the three months ended March 31, 2013 are adjusted on a pro forma basis as if 27.7 million shares that were repurchased in conjunction with the American Realty Capital Trust III, Inc. merger were repurchased as of the beginning of the period. Amounts exclude operating partnership units as operating results are adjusted for the corresponding impact of non-controlling interests.